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                                                                     EXHIBIT 5.1










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[LETTERHEAD]



Direct Dial: 972-3-692-6871

Direct Fax:  972-3-696-2744

E-mail:      gil@arnon.co.il

                             yAugust 25, 1997
                                  6241(29)

Accent Software International Ltd.
28 Pierre Koenig Street
Jerusalem 91530 Israel

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with Securities and Exchange Commission on or about August 20, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 3,800,000 Ordinary Shares (the "Shares"). All of the Shares are to be issued by the Company upon (a) conversion of unsecured convertible debentures; and (b) exercise of warrants; both of which were issued by the Company in connection with an investment by CC Investment, and once issued may be offered for sale for the benefit of

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                                        - 2 -


the selling shareholders named in the Registration Statement. We understand that the Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares.

It is our opinion that, subject to the fulfillment of the terms and conditions of both the conversion of unsecured convertible debentures and the exercise of the warrants, the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                     Very truly yours,

                                     Yigal Arnon & Co.